CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
BETTER BIODIESL, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its
Articles of Incorporation:

FIRST:  The name of the Corporation is “GeoBio Energy, Inc.”.

THE FOREGOING AMENDMENT to the Articles of Incorporation was duly authorized by the written consent of a majority of the shareholders of the Corporation, on January 14, 2008.

The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series or as may be required by the provisions of the Articles of Incorporation of the Corporation, have voted in favor of the amendment is: 67%.

SECOND:  The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:  Not Applicable.

THIRD:  The name and address of the person who caused this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused is David M. Otto, 601 Union Street, Suite 4500, Seattle, WA 98121.

The undersigned Authorized Officer of the Corporation hereby declares that the foregoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of his knowledge and belief.

IN WITNESS WHEREOF, this certificate has been executed by the undersigned on January 14, 2008.

David M Otto
Authorized Officer, Director